Exhibit 99.1

CVD Equipment Corporation Reports Fourth Quarter and Fiscal Year 2022 Financial Results

CENTRAL ISLIP, N.Y., (Business Wire) – March 27, 2023 - CVD Equipment Corporation (NASDAQ: CVV), today announced its financial results for the fourth quarter and fiscal year ended December 31, 2022.

Fourth Quarter 2022 Financial Results

■	Revenue of $7.2 million
■	Operating loss of $221,000
■	Net income of $1.5 million, including the recognition of an Employee Retention Credit of $1.5 million
■	Net income per basic and diluted share of $0.23
■	Bookings of $9.2 million
■	December 31, 2022 backlog of $17.8 million
■	Cash and cash equivalents of $14.4 million

Full Year 2022 Financial Results

■	Revenue of $25.8 million
■	Operating loss of $1.8 million,
■	Net loss of $224,000, including the recognition of an Employee Retention Credit of $1.5 million
■	Net loss per basic and diluted share of $0.03
■	Bookings of $33.1 million

Manny Lakios, President and CEO of CVD Equipment Corporation, commented:

“We are pleased to report strong revenue growth for fiscal 2022, an increase of 57% over the prior fiscal year. Our fourth quarter revenue, while lower than our third quarter of 2022, was 53% higher than our fourth quarter in 2021.”

“During the fourth quarter and full fiscal year 2022, we recognized net income of $1.5 million and a net loss of $224,000, respectively. Both periods included the recognition of other income of $1.5 million for an Employee Retention Credit after we completed an analysis that determined the Company was eligible to receive this credit for certain quarters during fiscal 2021. These amounts compared to a net loss of $1.2 million for the fourth quarter of 2021 and net income of $4.7 million for the full year 2021. Net income for the full fiscal year 2021 included a gain on sale of building of $6.9 million and a gain on forgiveness of a PPP loan of $2.4 million.”

“CVD Equipment Corporation’s primary objective over the past two years has been to bring the company to profitability through a focus on products that serve high growth markets, specifically high-power electronics, EV battery materials / energy storage and aerospace & defense – all of which have the objective of improving energy efficiency.”

“In the high-power electronics market, we saw demand for silicon carbide wafers to support high power electronics for energy storage and transmission/charging resulting in a multi-system order from a US-based, silicon carbide wafer manufacturer. Through December 31, 2022, we have received orders for 30 of our PVT150 physical vapor transport systems from this customer, which uses our systems to grow silicon carbide crystals that are made into 150mm silicon carbide wafers. During the second half of 2022, we initiated the marketing launch of the PVT150 on our website and at a leading trade show. We plan to increase our marketing efforts for the PVT product line as well as expand our product offerings to manufacturers of silicon carbide wafers.”

“In battery materials and energy storage market, we experienced increased interest and demand for nanotechnology materials including carbon nanotubes (CNTs), graphene and silicon nanowires (Si-NWs) to support the development and manufacturing for battery materials used in electric vehicles. We received two system orders in 2021 to deposit coatings onto powders used in silicon-graphite anodes, including a production system and a second for research and material development. Both systems were completed in 2022.”

“In aerospace & defense, we are a leading manufacturer of chemical vapor infiltration (CVI) and tow-coating systems to manufacture ceramic matrix composite (CMC) materials for aerospace gas turbine jet engine applications. CMCs can withstand extreme temperatures and are one-third the weight of nickel alloys. CMCs allow jet engines to run hotter thereby consuming fuel more efficiently and emitting fewer pollutants. While the aerospace industry has been impacted by the COVID-19 pandemic, according to industry forecasts, the demand for CMCs for jet engines is expected to grow in the future. During 2022, we received an order for a production CVI system to manufacture CMCs for aerospace gas turbine jet engines for approximately $3.7 million. Our customers now include two of the leading manufacturers of aerospace gas turbine engines.”

“Historically, our revenues and orders have fluctuated based on changes in order rate as well as other factors in our manufacturing process that impacts the timing of revenue recognition. Accordingly, orders received from customers and revenue recognized may fluctuate from quarter to quarter. We are committed to stay the course of our strategy to achieve consistent long-term profitability, with a focus on growth and return on investment. We look forward to communicating with you in our upcoming conference call.”

Management Conference Call and Webcast

The Company will hold a conference call to discuss its results today at 5:00 pm (Eastern Time). To participate in the live conference call, please dial toll free (877) 407-2991 or International (201) 389-0925. A telephone replay will be available for 7 days. To access the replay, dial (877) 660-6853 or international (201) 612-7415. The replay passcode is 13736698.

A live and archived webcast of the call will also be available on the company's website at www.cvdequipment.com/events. The archived webcast will be available at the same location approximately two hours following the end of the live event.

About CVD Equipment Corporation

CVD Equipment Corporation (NASDAQ: CVV) designs, develops, and manufactures a broad range of chemical vapor deposition, physical vapor transport, gas and chemical delivery control systems, and other equipment and process solutions used to develop and manufacture materials and coatings for industrial applications and research. Our products are used in production environments as well as research and development centers, both academic and corporate. Major target markets include high power electronics (silicon carbide), EV battery materials / energy storage (carbon nanotubes, graphene and silicon nanowires) and aerospace & defense (ceramic matrix composites). Through its application laboratory, the Company allows customers the option to bring their process tools to our laboratory and to work collaboratively with our scientists and engineers to optimize process performance.

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements. Certain information included in this press release (as well as information included in oral statements or other written statements made or to be made by CVD Equipment Corporation) contains statements that are forward-looking. All statements other than statements of historical fact are hereby identified as “forward-looking statements, “as such term is defined in Section 27A of the Securities Exchange Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward looking information involves a number of known and unknown risks and uncertainties that could cause actual results to differ materially from those discussed or anticipated by management. Potential risks and uncertainties include, among other factors, market and business conditions, the success of CVD Equipment Corporation’s growth and sales strategies, the possibility of customer changes in delivery schedules, cancellation of, or failure to receive orders, potential delays in product shipments, delays in obtaining inventory parts from suppliers and failure to satisfy customer acceptance requirements, competition in our existing and potential future product lines of business, including our PVT150 system; our ability to obtain financing on acceptable terms if and when needed; uncertainty as to our ability to develop new products for the high power electronics market; uncertainty as to our future profitability; uncertainty as to any future expansion of the Company; uncertainty as to our ability to adequately obtain raw materials and components from foreign markets in light of geopolitical developments; and the continued effect of the COVID-19 pandemic on our business and operations (including with respect to supply chain disruptions), and those of our customers, suppliers and other third parties and other risks and uncertainties that are described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021 and the Company’s other filings with the Securities and Exchange Commission. For forward-looking statements in this release, the Company claims the protection of the safe harbor of the Private Securities Litigation Reform Act of 1995. The Company assumes no obligations to update or supplement any forward-looking statements whether as a result of new information, future events or otherwise. Past performance is not a guarantee of future results.

For further information about this topic please contact:
Richard Catalano, Vice President & CFO
Phone: (631) 981-7081
Fax: (631) 981-7095
Email: investorrelations@cvdequipment.com

CVD EQUIPMENT CORPORATION AND SUBSIDIARIES

Condensed Consolidated Statements of Operations

(In thousands, except per share data)

(Unaudited)

	Three Months Ended December 31,			Year Ended December 31,
	2022		2021	2022		2021
Revenue	$7,234		$4,717	$25,813		$16,447
Gross profit	2,000		772	6,627		3,077
Operating expenses	2,221		1,812	8,450		7,741
Operating (loss)	(221)		(1,040)	(1,823)		(4,664)
Net income (loss)	$1,549	(1)	$(1,191)	$(224	)(1)	$4,747	(2)
Basic and diluted income (loss) per share	$0.23		$(0.18)	$(0.03)		$0.71

(1)	Net income for the three months and year ended December 31, 2022 includes $1.5 million of other income related to the recognition of Employee Retention Credits for two quarterly periods in 2021.
(2)	Net income for the year ended December 31, 2021 includes a $6.9 million gain on sale of a building and a $2.4 million gain on forgiveness of a PPP loan.

CVD EQUIPMENT CORPORATION AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(In thousands)

(Unaudited)

	December 31, 2022	December 31, 2021
Assets
Current assets
Cash and cash equivalents	$14,365	$16,651
Accounts receivable, net	3,788	1,446
Contract assets	2,170	2,538
Inventories, net	2,538	1,225
Income taxes receivable	-	716
Other current assets	797	494
Total current assets	23,658	23,070
Employee retention credit receivable	1,529	-
Property, plant and equipment, net	12,596	12,261
Other assets	129	193
Total assets	$37,912	$35,524

Liabilities and Stockholders' Equity
Current liabilities	$8,164	$6,336
Long-term debt, net of current portion	349	-
Total stockholders’ equity	29,399	29,188
Total liabilities and stockholders’ equity	$37,912	$35,524

This earnings release should be read in conjunction with the Company’s filings with the Securities and Exchange Commission, including the Annual Report on Form 10-K for fiscal year ended December 31, 2022.